The Law Office of Mark E. Pena, P.A.
Member of the Florida Bar	4230 So. MacDill Ave. Suite I	Member Federal Middle District of Florida
Tel. (813) 251-1289	Tampa, FL 33611	Fax (813) 831-1143

November 6, 2020

K-Chain Group Inc.

8 The Green

Suite A

Dover, DE 19901

RE: K-Chain Group, Inc. (the Company) Offering Statement on Form 1-A (the “Offering Statement”).

Ladies and Gentlemen:

My firm has acted as special counsel to the Company, a corporation incorporated under the laws of the State of Delaware, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933 as amended (the Securities Act”), with the Securities & Exchange Commission (the SEC) regarding the Company’s proposed offering (the “Offering”). The Offering will be for a total of 20,000,000 shares (the “shares”) of common stock, $.0001 par value of the Company.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A of the Securities Act. In rendering this opinion, I have examined the following documents in either certified form or copies provided to me by the Company.

1.                   Articles of Incorporation dated September 4, 2020 filed with the Secretary of State of the State of Delaware, stating that the Company has 100,000,000 shares authorized at 0.0001 par value.

2.                   By-laws of the Company dated September 4, 2020.

3.                   Resolution of the Board of Directors of the Company authorizing this share issuance and regulatory filing dated September 17, 2020.

4.                   Financial Audit Opinion, prepared by AJ Robbins CPA LLC of Denver, CO. dated September 30, 2020.

I have also examined the Delaware Secretary of State’s Business Entity website that shows the Company as active. I have also examined the Company’s current shareholder roster to confirm that there are sufficient number of shares available to satisfy the proposed issuance in the filing. I have also examined additional documents I have deemed relevant and necessary in order to issue the opinion hereafter set forth. Delaware State corporate law does not require a shareholder vote for the issuance of the proposed shares relevant to the subject 1-A filing, and the corporation’s charter designates the power to issue stock to the Board of Directors.

I have assumed: 1) the genuineness of all signatures, 2) the legal capacity of all natural persons, 3) the authenticity of all documents submitted to me as originals, 4) that all conformed or other copies conform to the original documents and that 5) all the records and other information made available to me by the Company on which I have relied are complete in all material respects. As to questions of fact material to this opinion, I have relied solely upon the above-referenced certificates and other documents and have not performed any independent investigation od same other than the review of the Delaware Secretary of State’s Corporation’s website. For purposes of this opinion letter, I assume that all of the certificates and documents from officials dated prior to this date remain accurate as of the date of this letter. I am also making the assumption that the Offering statement will be declared qualified.

I also must qualify that the enforcement of any agreements entered into by the Company relevant herein, may be limited or subject to applicable bankruptcy, insolvency or reorganization laws in the future that are not present now.

Based upon the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized and upon issuance, the Shares will be validly issued fully paid for and nonassessable. Purchasers and holders will not be obligated for any further payments beyond the purchase price.

The opinions I express here are limited to the facts and matters specifically set forth herein and I offer no further opinion and none should be inferred beyond those expressly stated herein. I will not be advising you of any subsequent changes in the facts stated or assumed herein or any changes in any applicable law relevant to this Reg A Offering or Delaware state law related to the issuance and sale of the Shares.

This opinion letter is limited to the corporate laws of the state of Delaware. I offer no opinion regarding the laws of any other state or jurisdiction. I specifically exclude any opinions regarding federal or state securities laws, including Delaware related to the issuance and sale of the Shares.

You are free to rely and use this opinion letter as needed and I consent to it being included as Exhibit 5 of the Offering as required under the caption “Legal Matters”. Notwithstanding this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours,

Mark E. Pena, Esquire

Mark E. Pena, Esq.

Attorney at Law

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